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                                              EXHIBIT 15.1




   November 7, 1994



   Forstmann & Company, Inc.
   1185 Avenue of the Americas
   New York, NY 10036

   Dear Sirs:

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Forstmann & Company, Inc. for the periods ended January 30, 1994 and January 31, 1993, May 1, 1994 and May 2, 1993, and July 31, 1994 and August 1, 1993, as indicated in our report and the reports of Deloitte & Touche dated March 4, 1994, May 25, 1994, and August 26, 1994 (September 12, 1994 as to Notes 5 and 6), respectively; because we did not perform an audit, we expressed no opinion on that information.

   We are aware that our report and the reports of Deloitte & Touche referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended January 30, 1994, May 1, 1994, and July 31, 1994, are being used in this Registration Statement.

   We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

   Yours Truly



   /s/Deloitte & Touche LLP